Exhibit 99.(17)(b)

ANNUAL REPORT

August 31, 2009

MUTUAL FUNDS

Van Kampen Core Growth Fund

Privacy Notice information on the back.

Welcome, Shareholder

In this report, you’ll learn about how your investment in Van Kampen Core Growth Fund performed during the annual period. The portfolio management team will provide an overview of the market conditions and discuss some of the factors that affected investment performance during the reporting period. In addition, this report includes the fund’s financial statements and a list of fund investments as of August 31, 2009.

This material must be preceded or accompanied by a Class A, B, and C share or Class I and R share prospectus for the fund being offered. The prospectus contains information about the fund, including the investment objectives, risks, charges and expenses. To obtain an additional prospectus, contact your financial advisor or download one at vankampen.com. Please read the prospectus carefully before investing.

Market forecasts provided in this report may not necessarily come to pass. There is no assurance that a mutual fund will achieve its investment objective. Funds are subject to market risk, which is the possibility that the market values of securities owned by the fund will decline and that the value of the fund shares may therefore be less than what you paid for them. Accordingly, you can lose money investing in this fund.

NOT FDIC INSURED	OFFER NO BANK GUARANTEE	MAY LOSE VALUE
NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY		NOT A DEPOSIT

Performance Summary as of 8/31/09 (Unaudited)

Performance of a $10,000 investment

This chart compares your fund’s performance to that of the Russell 1000® Growth Index from 6/30/08 through 8/31/09. Class A shares, adjusted for sales charges.

	A Shares		B Shares		C Shares		I Shares	R Shares
	since 6/30/08		since 6/30/08		since 6/30/08		since 6/30/08	since 6/30/08
		w/max		w/max		w/max
	w/o	5.75%	w/o	5.00%	w/o	1.00%	w/o	w/o
Average Annual	sales	sales	sales	sales	sales	sales	sales	sales
Total Returns	charges	charge	charges	charge	charges	charge	charges	charges

Since Inception	–16.54%	–20.66%	–16.94%	–19.75%	–16.74%	–16.74%	–16.37%	–16.76%

1-year	–15.16	–20.02	–15.64	–19.80	–15.40	–16.24	–15.05	–15.43

Performance data quoted represents past performance, which is no guarantee of future results, and current performance may be lower or higher than the figures shown. For the most recent month-end performance figures, please visit vankampen.com or speak with your financial advisor. Investment returns and principal value will fluctuate and fund shares, when redeemed, may be worth more or less than their original cost.

The returns shown in this report do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance of share classes will vary due to differences in sales charges and expenses. Average annual total return with sales charges includes payment of the maximum sales charge of 5.75 percent for Class A shares, a contingent deferred sales charge of 5.00 percent for Class B shares (in year one and declining to zero after year five), a contingent deferred sales charge of 1.00 percent for Class C shares in year one and combined Rule 12b-1 fees and service fees of up to 0.25 percent for Class A shares and up to 1.00 percent for Class B and C shares. Class R shares are available for purchase by investors through or in tax exempt retirement plans (401(k) plans, 457 plans, defined benefit plans, profit sharing and money purchase pension plans, non-qualified deferred compensation plans, and employer sponsored 403(b) plans). Class R shares are offered without any sales charges on purchases or sales. The combined Rule 12b-1 fees and service fees for Class R shares is up to 0.50 percent. Class I shares are available for purchase exclusively by investors through (i) tax-exempt retirement plans with assets of at least $1 million (including 401(k) plans, 457 plans, employer sponsored 403(b) plans, profit sharing and money purchase plans, defined benefit plans and non-qualified deferred compensation plans), (ii) fee-based investment programs with assets of at least $1 million, (iii) qualified state tuition plan (529 plan) accounts, (iv) institutional clients with assets of at least $1 million and (v) certain Van Kampen investment companies. Class I shares are offered without any sales charges on purchases or sales and do not include combined Rule 12b-1 fees and service fees. The fund’s adviser has waived or reimbursed fees and expenses from time to time; absent such waivers/reimbursements the funds returns would have been lower. Figures shown above assume reinvestment of all dividends and capital gains. Periods of less than one year are not annualized.

The Russell 1000® Growth Index measures the performance of the large-cap growth segment of the U.S. equity universe. It includes those Russell 1000® Index companies with higher price-to-book ratios and higher forecasted growth values. The Russell 1000® Index is an index of approximately 1,000 of the largest U.S. companies based on a combination of market capitalization and current index membership. The Index is unmanaged and its returns do not include any sales charges or fees. Such costs would lower performance. It is not possible to invest directly in an index.

Fund Report

For the 12-month period ended August 31, 2009

Market Conditions

Weakness in the first half of the 12-month period ended August 31, 2009 kept the broad stock market in negative territory for the period as a whole. In September 2008, Lehman Brothers declared bankruptcy, severely undermining investor confidence and sending the markets into a tailspin. The credit markets froze in response, leading to a rapid deterioration in the financial sector and in turn the broader economy. Policy makers acted aggressively to try to contain the crisis with liquidity injections and government interventions. However, conditions remained challenging into 2009 amid further declines in economic activity and an unemployment rate approaching 10 percent. Volatility was evident in all sectors of the market as investors fled stocks for the relative safety of Treasuries and cash.

The second half of the period was a turning point. The market bottomed in March 2009 and rose through the end of the period, as the worst appeared to be over. New stimulus packages and profitability at two large banks helped bolster investor confidence. Although unemployment continued to climb, other economic data appeared to stabilize or at least slow their rates of decline, and corporate earnings generally exceeded expectations for both the first and second quarters of 2009, helping to sustain the rally through the summer months. At the close of the period, while some believed the recession may be over or nearly over, unemployment remained high and credit for business and consumers was still tight.

In 2008, we felt that market volatility was far greater than fundamental business volatility. The market was fearful and rotational, and there was little differentiation on fundamentals and quality. In 2009, however, we have started to see some focus on company fundamentals and the Fund’s higher quality names have benefited.

Performance Analysis

All share classes of Van Kampen Core Growth Fund outperformed the Russell 1000® Growth Index (the “Index”) for the 12 months ended August 31, 2009, assuming no deduction of applicable sales charges.

Total returns for the 12-month period ended August 31, 2009

					Russell 1000®
Class A	Class B	Class C	Class I	Class R	Growth Index

–15.16%	–15.64%	–15.40%	–15.05%	–15.43%	–16.76%

The performance for the five share classes varies because each has different expenses. The Fund’s total return figures assume the reinvestment of all distributions, but do not reflect the deduction of any applicable sales charges. Such costs would lower performance. Past performance is no guarantee of future results. See Performance Summary for standardized performance information and index definition.

The Russell 1000® Growth Index re-categorized many of the names we held into new sectors in August 2009. While we made very few changes to the positions we held, this re-categorization caused the Fund’s sector allocations relative to the Index’s to appear quite different from the Fund’s historical relative weightings.

These three sectors were the largest contributors to the Fund’s overall outperformance of the Index during the period:

•	Stock selection and an overweight in the consumer discretionary sector added the most to relative performance, led by a position in restaurants.

•	An underweight and stock selection in the producer durables sector also added to relative gains. Within the sector, exposure to commercial services drove the Fund’s outperformance.

•

Finally, an underweight and stock selection in energy helped relative performance. Within the sector, the Fund owned only one position, which detracted from performance; however, other areas within the sector fared worse. The coal and oil industries, which we did not own in the portfolio, heavily underperformed other groups within the energy sector during the period.

Although the Fund outperformed the Index, there were other sectors that were detrimental to overall performance:

•	Stock selection in financial services was the largest detractor from relative returns, although an overweight there helped. A position in diversified financial services hampered performance.

•

Relative losses from an underweight in technology more than offset the relative gains of stock selection in the sector. Although all of the Fund’s positions were positive contributors to performance, the underperformance was driven by the weightings.

•	Stock selection and an underweight in materials and processing also dampened relative performance, due to a position in the cement industry.

Market Outlook

In our view, the market seems to be stabilizing but there is little visibility. We remain optimistic and focused on company fundamentals rather than macro forecasting. We will continue to focus on quality, the nature and sustainability of competitive advantage and balance sheet strength.

Thank you for your continued support.

There is no guarantee that any sectors mentioned will continue to perform as discussed herein or that securities in such sectors will be held by the Fund in the future.

Top 10 Holdings as of 8/31/09 (Unaudited)

Starbucks Corp.	4.9%
MasterCard, Inc., Class A	4.9
Apple, Inc.	4.7
Berkshire Hathaway, Inc., Class B	4.0
Cisco Systems, Inc.	3.7
American Express Co.	3.6
Brookfield Asset Management, Inc., Class A	3.5
eBay, Inc.	3.5
Ultra Petroleum Corp.	3.4
Mead Johnson Nutrition Co., Class A	3.4

Summary of Investments by Industry Classification as of 8/31/09 (Unaudited)

Restaurants	7.0%
Internet Software & Services	6.2
Health Care Supplies	5.6
Railroads	5.3
Consumer Finance	5.1
Tobacco	4.9
Data Processing & Outsourced Services	4.9
Computer Hardware	4.7
Property & Casualty Insurance	4.0
Communications Equipment	3.7
Real Estate Management & Development	3.5
Oil & Gas Exploration & Production	3.4
Pharmaceuticals	3.4
Construction Materials	3.3
Internet Retail	3.1
Multi-Line Insurance	2.8
Life Sciences Tools & Services	2.8
Multi-Sector Holdings	2.7
Distillers & Vintners	2.5
Soft Drinks	2.4
Food Retail	2.2
Home Entertainment Software	2.2
Packaged Foods & Meats	2.1
Asset Management & Custody Banks	2.1
Household Products	2.0
Hypermarkets & Super Centers	1.9
Diversified Commercial & Professional Services	1.6
Footwear	1.6
Home Improvement Retail	1.5
Other Diversified Financial Services	1.5

(continued on next page)

Summary of Investments by Industry Classification as of 8/31/09 (Unaudited)

(continued from previous page)

Gas Utilities	1.2
Apparel Retail	1.1
Total Long-Term Investments	102.3
Total Repurchase Agreements	0.0	*
Total Investments	102.3
Foreign Currency	0.0	*
Liabilities in Excess of Other Assets	(2.3)
Net Assets	100.0%

*                 Amount is less than 0.1%

Subject to change daily. Provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities mentioned or securities in the industries shown above. All percentages are as a percentage of net assets. Van Kampen is a wholly owned subsidiary of a global securities firm which is engaged in a wide range of financial services including, for example, securities trading and brokerage activities, investment banking, research and analysis, financing and financial advisory services.

For More Information About Portfolio Holdings

Each Van Kampen fund provides a complete schedule of portfolio holdings in its semiannual and annual reports within 60 days of the end of the fund’s second and fourth fiscal quarters. The semiannual reports and the annual reports are filed electronically with the Securities and Exchange Commission (SEC) on Form N-CSRS and Form N-CSR, respectively. Van Kampen also delivers the semiannual and annual reports to fund shareholders, and makes these reports available on its public Web site, www.vankampen.com. In addition to the semiannual and annual reports that Van Kampen delivers to shareholders and makes available through the Van Kampen public Web site, each fund files a complete schedule of portfolio holdings with the SEC for the fund’s first and third fiscal quarters on Form N-Q. Van Kampen does not deliver the reports for the first and third fiscal quarters to shareholders, nor are the reports posted to the Van Kampen public Web site. You may, however, obtain the Form N-Q filings (as well as the Form N-CSR and N-CSRS filings) by accessing the SEC’s Web site, http://www.sec.gov. You may also review and copy them at the SEC’s Public Reference Room in Washington, DC. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You can also request copies of these materials, upon payment of a duplicating fee, by electronic request at the SEC’s email address (publicinfo@sec.gov) or by writing the Public Reference section of the SEC, Washington, DC 20549-0102.

You may obtain copies of a fund’s fiscal quarter filings by contacting Van Kampen Client Relations at (800) 847-2424.

Householding Notice

To reduce Fund expenses, the Fund attempts to eliminate duplicate mailings to the same address. The Fund delivers a single copy of certain shareholder documents to investors who share an address, even if the accounts are registered under different names. The Fund’s prospectuses and shareholder reports (including annual privacy notices) will be delivered to you in this manner indefinitely unless you instruct us otherwise. You can request multiple copies of these documents by either calling (800) 341-2911 or writing to Van Kampen Investor Services at P.O. Box 219286, Kansas City, MO 64121-9286. Once Investor Services has received your instructions, we will begin sending individual copies for each account within 30 days.

Proxy Voting Policy and Procedures and Proxy Voting Record

You may obtain a copy of the Fund’s Proxy Voting Policy and Procedures without charge, upon request, by calling toll free (800) 847-2424 or by visiting our Web site at www.vankampen.com. It is also available on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

You may obtain information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 without charge by visiting our Web site at www.vankampen.com. This information is also available on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

Expense Example

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments of Class A Shares and contingent deferred sales charges on redemptions of Class B and C Shares; and (2) ongoing costs, including management fees; distribution and service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period 3/1/09 - 8/31/09.

Actual Expense

The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing cost of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or contingent deferred sales charges. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

	Beginning	Ending	Expenses Paid
	Account Value	Account Value	During Period*
	3/1/09	8/31/09	3/1/09-8/31/09
Class A
Actual	$1,000.00	$1,452.55	$8.04
Hypothetical (5% annual return before expenses)	1,000.00	1,018.65	6.61
Class B
Actual	1,000.00	1,446.27	13.26
Hypothetical (5% annual return before expenses)	1,000.00	1,014.37	10.92
Class C
Actual	1,000.00	1,455.21	7.43
Hypothetical (5% annual return before expenses)	1,000.00	1,019.16	6.11
Class I
Actual	1,000.00	1,454.38	6.50
Hypothetical (5% annual return before expenses)	1,000.00	1,019.91	5.35
Class R
Actual	1,000.00	1,450.73	9.57
Hypothetical (5% annual return before expenses)	1,000.00	1,017.39	7.88

*                 Expenses are equal to the Fund’s annualized expense ratio of 1.30%, 2.15%, 1.20%, 1.05% and 1.55% for Class A, B, C, I and R Shares, respectively, multiplied by the average account value over the period, multiplied by 184/365 (to reflect the one-half year period). These expense ratios reflect an expense waiver. The expense ratios for Class B and Class C Shares reflect actual 12b-1 fees of less than 1%.

Assumes all dividends and distributions were reinvested.

Investment Advisory Agreement Approval

Both the Investment Company Act of 1940 and the terms of the Fund’s investment advisory agreement require that the investment advisory agreement between the Fund and its investment adviser be approved annually both by a majority of the Board of Trustees and by a majority of the independent trustees voting separately.

At meetings held on April 17, 2009 and May 20-21, 2009, the Board of Trustees, and the independent trustees voting separately, considered and ultimately determined that the terms of the investment advisory agreement are fair and reasonable and approved the continuance of the investment advisory agreement as being in the best interests of the Fund and its shareholders. In making its determination, the Board of Trustees considered materials that were specifically prepared by the investment adviser at the request of the Board and Fund counsel, and by an independent provider of investment company data contracted to assist the Board, relating to the investment advisory agreement review process. The Board also considered information received periodically about the portfolio, performance, the investment strategy, portfolio management team and fees and expenses of the Fund. Finally, the Board considered materials it had received in approving the suspension of the continuous offering of the Fund’s shares to new investors. The Board of Trustees considered the investment advisory agreement over a period of several months and the trustees held sessions both with the investment adviser and separate from the investment adviser in reviewing and considering the investment advisory agreement.

In approving the investment advisory agreement, the Board of Trustees considered, among other things, the nature, extent and quality of the services provided by the investment adviser, the performance, fees and expenses of the Fund compared to other similar funds and other products, the investment adviser’s expenses in providing the services and the profitability of the investment adviser and its affiliated companies. The Board of Trustees considered the extent to which any economies of scale experienced by the investment adviser are shared with the Fund’s shareholders, and the propriety of existing and alternative breakpoints in the Fund’s investment advisory fee schedule. The Board of Trustees considered comparative advisory fees of the Fund and other investment companies and/or other products at different asset levels, and considered the trends in the industry versus historical and projected assets of the Fund. The Board of Trustees also reviewed the benefit to the investment adviser of receiving research paid for by Fund assets and the propriety of such arrangements. The Board of Trustees evaluated other benefits the investment adviser and its affiliates derive from their relationship with the Fund. The Board of Trustees reviewed information about the foregoing factors and considered changes, if any, in such information since its previous approval. The Board of Trustees discussed the financial strength of the investment adviser and its affiliated companies and the capability of the personnel of the investment adviser, and specifically the strength and background of its portfolio management personnel. The Board of Trustees reviewed the statutory and regulatory requirements for approval and disclosure of investment advisory agreements. The Board of Trustees, including the independent trustees, evaluated all of the foregoing and does not believe any single factor or group of factors control or dominate the review process, and, after considering all factors together, has determined, in the exercise of its business judgment, that approval of the investment advisory agreement is in the best interests of the Fund and its shareholders. The following summary provides more detail on certain matters considered but does not detail all matters considered.

Nature, Extent and Quality of the Services Provided. On a regular basis, the Board of Trustees considers the roles and responsibilities of the investment adviser as a whole and those specific to portfolio management, support and trading functions servicing the Fund. The trustees discuss with the investment adviser the resources available and used in managing the Fund and changes made in the Fund’s portfolio management team over time. The Fund discloses information about its portfolio management team members and their experience in its prospectus. The trustees also discuss certain other services which are provided on a cost-reimbursement basis by the investment adviser or its affiliates to the Van Kampen funds including certain accounting, administrative and legal services. The Board has determined that the nature, extent and quality of the services provided by the investment adviser support its decision to approve the investment advisory agreement.

Performance, Fees and Expenses of the Fund. On a regular basis, the Board of Trustees reviews the performance, fees and expenses of the Fund compared to its peers and to appropriate benchmarks. In addition, the Board spends more focused time on the performance of the Fund and other funds in the Van Kampen complex, paying specific attention to underperforming funds. The trustees discuss with the investment adviser the performance goals and the actual results achieved in managing the Fund. When considering a fund’s performance, the trustees and the investment adviser place emphasis on trends and longer-term returns (focusing on one-year, three-year and five-year performance with special attention to three-year performance) and, when a fund’s weighted performance is under the fund’s benchmark or peers, they discuss the causes and where necessary seek to make specific changes to investment strategy or investment personnel. The Fund discloses more information about its performance elsewhere in this report and in the Fund’s prospectus. The trustees discuss with the investment adviser the level of advisory fees for this Fund relative to comparable funds and other products advised by the adviser and others in the marketplace. The trustees review not only the advisory fees but other fees and expenses (whether paid to the adviser, its affiliates or others) and the Fund’s overall expense ratio. The Fund discloses more information about its fees and expenses in its prospectus. The Board has determined that the performance, fees and expenses of the Fund support its decision to approve the investment advisory agreement.

Investment Adviser’s Expenses in Providing the Service and Profitability. At least annually, the trustees review the investment adviser’s expenses in providing services to the Fund and other funds advised by the investment adviser and the profitability of the investment adviser. These profitability reports are put together by the investment adviser with the oversight of the Board. The trustees discuss with the investment adviser its revenues and expenses, including, among other things, revenues for advisory services, portfolio management-related expenses, revenue sharing arrangement costs and allocated expenses both on an aggregate basis and per fund. The Board has determined that the analysis of the investment adviser’s expenses and profitability support its decision to approve the investment advisory agreement.

Economies of Scale. On a regular basis, the Board of Trustees considers the size and growth prospects of the Fund and how that relates to the Fund’s expense ratio and particularly the Fund’s advisory fee rate. In conjunction with its review of the investment adviser’s profitability, the trustees discuss with the investment adviser how more (or less) assets can affect the efficiency or effectiveness of managing the Fund’s portfolio and whether the advisory fee level is appropriate relative to current and projected asset levels and/or whether the advisory fee structure reflects economies of scale as asset levels change. The Board has determined that its review of the actual and potential economies of scale of the Fund support its decision to approve the investment advisory agreement.

Other Benefits of the Relationship. On a regular basis, the Board of Trustees considers other benefits to the investment adviser and its affiliates derived from the investment adviser’s relationship with the Fund and other funds advised by the investment adviser. These benefits include, among other things, fees for transfer agency services provided to the funds, in certain cases research received by the adviser generated from commission dollars spent on funds’ portfolio trading, and in certain cases distribution or service related fees related to funds’ sales. The trustees review with the investment adviser each of these arrangements and the reasonableness of its costs relative to the services performed. The Board has determined that the other benefits received by the investment adviser or its affiliates support its decision to approve the investment advisory agreement.

Van Kampen Core Growth Fund

Portfolio of Investments • August 31, 2009

	Number of
Description	Shares	Value

Common Stocks 102.3%
Apparel Retail 1.1%
Abercrombie & Fitch Co., Class A	1,617	$52,213

Asset Management & Custody Banks 2.1%
Franklin Resources, Inc.	1,122	104,716

Communications Equipment 3.7%
Cisco Systems, Inc. (a)	8,559	184,874

Computer Hardware 4.7%
Apple, Inc. (a)	1,374	231,121

Construction Materials 3.3%
Cemex SAB de CV—ADR (Mexico) (a)	4,738	62,921
Martin Marietta Materials, Inc.	1,136	99,491
		162,412

Consumer Finance 5.1%
American Express Co.	5,210	176,202
Redecard SA (Brazil)	5,451	74,620
		250,822

Data Processing & Outsourced Services 4.9%
MasterCard, Inc., Class A	1,189	240,927

Distillers & Vintners 2.5%
Diageo PLC—ADR (United Kingdom)	1,982	122,963

Diversified Commercial & Professional Services 1.6%
Cintas Corp.	2,978	81,716

Food Retail 2.2%
Tesco PLC (United Kingdom)	17,788	108,909

Footwear 1.6%
NIKE, Inc., Class B	1,415	78,377

Gas Utilities 1.2%
Questar Corp.	1,795	60,599

Health Care Supplies 5.6%
Alcon, Inc. (Switzerland)	1,246	161,320
Millipore Corp. (a)	1,745	115,571
		276,891

Home Entertainment Software 2.2%
Nintendo Co., Ltd. (Japan)	400	107,875

Home Improvement Retail 1.5%
Sherwin-Williams Co.	1,250	75,250

See Notes to Financial Statements

	Number of
Description	Shares	Value

Household Products 2.0%
Procter & Gamble Co.	1,876	$101,510

Hypermarkets & Super Centers 1.9%
Costco Wholesale Corp.	1,841	93,854

Internet Retail 3.1%
Amazon.com, Inc. (a)	1,901	154,342

Internet Software & Services 6.2%
eBay, Inc. (a)	7,739	171,341
Google, Inc., Class A (a)	291	134,346
		305,687

Life Sciences Tools & Services 2.8%
Thermo Fisher Scientific, Inc. (a)	3,013	136,218

Multi-Line Insurance 2.8%
Loews Corp.	3,996	136,463

Multi-Sector Holdings 2.7%
Leucadia National Corp. (a)	5,373	133,627

Oil & Gas Exploration & Production 3.4%
Ultra Petroleum Corp. (Canada) (a)	3,665	170,166

Other Diversified Financial Services 1.5%
BM&F BOVESPA SA (Brazil)	11,927	73,535

Packaged Foods & Meats 2.1%
Nestle SA—ADR (Switzerland)	2,529	104,827

Pharmaceuticals 3.4%
Mead Johnson Nutrition Co., Class A	4,267	169,229

Property & Casualty Insurance 4.0%
Berkshire Hathaway, Inc., Class B (a)	60	197,160

Railroads 5.3%
Burlington Northern Santa Fe Corp.	1,565	129,926
Canadian National Railway Co. (Canada)	2,739	132,212
		262,138

Real Estate Management & Development 3.5%
Brookfield Asset Management, Inc., Class A (Canada)	8,468	172,155

Restaurants 7.0%
McDonald’s Corp.	1,883	105,900
Starbucks Corp. (a)	12,731	241,762
		347,662

See Notes to Financial Statements

	Number of
Description	Shares	Value

Soft Drinks 2.4%
Dr. Pepper Snapple Group, Inc. (a)	4,574	$120,937

Tobacco 4.9%
British American Tobacco PLC—ADR (United Kingdom)	1,755	106,581
Philip Morris International, Inc.	2,967	135,621
		242,202

Total Long-Term Investments 102.3% (Cost $5,753,189)		5,061,377

Repurchase Agreements 0.0%
Banc of America Securities ($1,814 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.20%, dated 08/31/09, to be sold on 09/01/09 at $1,814)		1,814
JPMorgan Chase & Co. ($1,141 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.20%, dated 08/31/09, to be sold on 09/01/09 at $1,141)		1,141
State Street Bank & Trust Co. ($45 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.01%, dated 08/31/09, to be sold on 09/01/09 at $45)		45

Total Repurchase Agreements 0.0% (Cost $3,000)		3,000

Total Investments 102.3% (Cost $5,756,189)		5,064,377

Foreign Currency 0.0% (Cost $493)		486

Liabilities in Excess of Other Assets (2.3%)		(116,358)

Net Assets 100.0%		$4,948,505

Percentages are calculated as a percentage of net assets.

Certain securities trading in foreign markets that close before the New York Stock Exchange have been valued at their fair value as determined in good faith under procedures established by and under the general supervision of the Fund’s Trustees. The total market value of these securities is $216,784.

(a)          Non-income producing security.

ADR—American Depositary Receipt

See Notes to Financial Statements

Fair Value Measurements

Various inputs are used in determining the value of the Fund’s investments. These inputs are summarized in the three broad levels listed below. (See Note 1(B) to the financial statements for further information regarding fair value measurements.)

The following is a summary of the inputs used as of August 31, 2009 in valuing the Fund’s investments carried at value.

			Level 3
	Level 1	Level 2 Other Significant	Significant Unobservable
Investment Type	Quoted Prices	Observable Events	Inputs	Total
Assets
Common Stocks
Apparel Retail	$52,213	$—	$—	$52,213
Asset Management & Custody Banks	104,716	—	—	104,716
Communications Equipment	184,874	—	—	184,874
Computer Hardware	231,121	—	—	231,121
Construction Materials	162,412	—	—	162,412
Consumer Finance	250,822	—	—	250,822
Data Processing & Outsourced Services	240,927	—	—	240,927
Distillers & Vintners	122,963	—	—	122,963
Diversified Commercial & Professional Services	81,716	—	—	81,716
Food Retail	—	108,909	—	108,909
Footwear	78,377	—	—	78,377
Gas Utilities	60,599	—	—	60,599
Health Care Supplies	276,891	—	—	276,891
Home Entertainment Software	—	107,875	—	107,875
Home Improvement Retail	75,250	—	—	75,250
Household Products	101,510	—	—	101,510
Hypermarkets & Super Centers	93,854	—	—	93,854
Internet Retail	154,342	—	—	154,342
Internet Software & Services	305,687	—	—	305,687
Life Sciences Tools & Services	136,218	—	—	136,218
Multi-Line Insurance	136,463	—	—	136,463
Multi-Sector Holdings	133,627	—	—	133,627
Oil & Gas Exploration & Production	170,166	—	—	170,166
Other Diversified Financial Services	73,535	—	—	73,535
Packaged Foods & Meats	104,827	—	—	104,827
Pharmaceuticals	169,229	—	—	169,229
Property & Casualty Insurance	197,160	—	—	197,160
Railroads	262,138	—	—	262,138
Real Estate Management & Development	172,155	—	—	172,155
Restaurants	347,662	—	—	347,662
Soft Drinks	120,937	—	—	120,937
Tobacco	242,202	—	—	242,202
Repurchase Agreements	—	3,000	—	3,000
Total Assets	$4,844,593	$219,784	$—	$5,064,377

See Notes to Financial Statements

Van Kampen Core Growth Fund

Financial Statements

Statement of Assets and Liabilities

August 31, 2009

Assets:
Total Investments (Cost $5,756,189)	$5,064,377
Cash	563
Foreign Currency (Cost $493)	486
Receivables:
Dividends	5,122
Other	7,347
Total Assets	5,077,895

Liabilities:
Payables:
Distributor and Affiliates	21,336
Investment Advisory Fee	3,924
Fund Shares Repurchased	1,613
Trustees’ Deferred Compensation and Retirement Plans	12,227
Accrued Expenses	90,290
Total Liabilities	129,390
Net Assets	$4,948,505

Net Assets Consist of:
Capital (Par value of $0.01 per share with an unlimited number of shares authorized)	$5,890,031
Accumulated Undistributed Net Investment Income	15,949
Accumulated Net Realized Loss	(265,656)
Net Unrealized Depreciation	(691,819)
Net Assets	$4,948,505

Maximum Offering Price Per Share:
Class A Shares:
Net asset value and redemption price per share (Based on net assets of $821,258 and 103,214 shares of beneficial interest issued and outstanding)	$7.96
Maximum sales charge (5.75%* of offering price)	0.49
Maximum offering price to public	$8.45

Class B Shares:
Net asset value and offering price per share (Based on net assets of $221,595 and 27,923 shares of beneficial interest issued and outstanding)	$7.94

Class C Shares:
Net asset value and offering price per share (Based on net assets of $159,574 and 20,059 shares of beneficial interest issued and outstanding)	$7.96

Class I Shares:
Net asset value and offering price per share (Based on net assets of $3,666,600 and 460,000 shares of beneficial interest issued and outstanding)	$7.97

Class R Shares:
Net asset value and offering price per share (Based on net assets of $79,478 and 10,000 shares of beneficial interest issued and outstanding)	$7.95

*                 On sales of $50,000 or more, the sales charge will be reduced.

See Notes to Financial Statements

Statement of Operations

For the Year Ended August 31, 2009

Investment Income:
Dividends (Net of foreign withholding taxes of $3,144)	$60,364
Interest	1,598
Total Income	61,962
Expenses:
Offering Costs	162,568
Professional Fees	78,086
Registration Fees	57,619
Reports to Shareholders	48,311
Accounting and Administrative Expenses	41,312
Investment Advisory Fee	30,173
Transfer Agent Fees	15,866
Custody	9,790
Distribution (12b-1) and Service Fees
Class A	1,415
Class B	1,251
Class C	610
Class R	337
Trustees’ Fees and Related Expenses	17,202
Other	12,299
Total Expenses	476,839
Expense Reduction	430,984
Net Expenses	45,855
Net Investment Income	$16,107

Realized and Unrealized Gain/Loss:
Realized Gain/Loss:
Investments	$(251,323)
Foreign Currency Transactions	(11)
Net Realized Loss	(251,334)
Unrealized Appreciation/Depreciation:
Beginning of the Period	(225,608)
End of the Period:
Investments	(691,812)
Foreign Currency Translation	(7)
(691,819)
Net Unrealized Depreciation During the Period	(466,211)
Net Realized and Unrealized Loss	$(717,545)
Net Decrease in Net Assets From Operations	$(701,438)

See Notes to Financial Statements

Statements of Changes in Net Assets

		For the Period
		June 30, 2008
	For The	(Commencement of
	Year Ended	Operations) to
	August 31, 2009	August 31, 2008

From Investment Activities:
Operations:
Net Investment Income	$16,107	$1,257
Net Realized Loss	(251,334)	(12,114)
Net Unrealized Depreciation During the Period	(466,211)	(225,608)
Change in Net Assets from Operations	(701,438)	(236,465)

Distributions from Net Investment Income:
Class A Shares	(5,880)	-0-
Class B Shares	(1,185)	-0-
Class C Shares	(2,044)	-0-
Class I Shares	(49,266)	-0-
Class R Shares	(891)	-0-
Total Distributions	(59,266)	-0-

Net Change in Net Assets from Investment Activities	(760,704)	(236,465)

From Capital Transactions:
Proceeds from Shares Sold	1,029,425	5,330,056
Net Asset Value of Shares Issued Through Dividend Reinvestment	6,368	-0-
Cost of Shares Repurchased	(420,175)	-0-

Net Change in Net Assets from Capital Transactions	615,618	5,330,056
Total Decrease/Increase in Net Assets	(145,086)	5,093,591
Net Assets:
Beginning of the Period	5,093,591	-0-
End of the Period (Including accumulated undistributed net investment income of $15,949 and $38,049, respectively)	$4,948,505	$5,093,591

See Notes to Financial Statements

Van Kampen Core Growth Fund

Financial Highlights

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

		June 30, 2008
	Year Ended	(Commencement of
	August 31,	Operations) to
Class A Shares	2009	August 31, 2008

Net Asset Value, Beginning of the Period	$9.54	$10.00
Net Investment Income (a)	0.02	0.00 (b)
Net Realized and Unrealized Loss	(1.50)	(0.46)
Total from Investment Operations	(1.48)	(0.46)
Less Distributions from Net Investment Income	0.10	-0-
Net Asset Value, End of the Period	$7.96	$9.54

Total Return* (c)	–15.16%	–4.60%**
Net Assets at End of the Period (In millions)	$0.8	$0.4
Ratio of Expenses to Average Net Assets*	1.30%	1.30%
Ratio of Net Investment Income/Loss to Average Net Assets*	0.27%	(0.06)%
Portfolio Turnover	14%	2%**

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	11.97%	15.46%
Ratio of Net Investment Loss to Average Net Assets	(10.40)%	(14.22)%

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)	Amount is less than $0.01 per share.

(c)

Assumes reinvestment of all distributions for the period and does not include payment of the maximum sales charge of 5.75% or contingent deferred sales charge (CDSC). On purchases of $1 million or more, a CDSC of 1% may be imposed on certain redemptions made within eighteen months of purchase. If the sales charges were included, total return would be lower. This return includes combined Rule 12b-1 fees and service fees of up to 0.25% and does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

			June 30, 2008
	Year Ended		(Commencement of
	August 31,		Operations) to
Class B Shares	2009		August 31, 2008

Net Asset Value, Beginning of the Period	$9.54		$10.00
Net Investment Loss (a)	(0.02)		(0.01)
Net Realized and Unrealized Loss	(1.50)		(0.45)
Total from Investment Operations	(1.52)		(0.46)
Less Distributions from Net Investment Income	0.08		-0-
Net Asset Value, End of the Period	$7.94		$9.54

Total Return* (b)	–15.64	%(c)	–4.60	%(c)**
Net Assets at End of the Period (In millions)	$0.2		$0.1
Ratio of Expenses to Average Net Assets*	1.93	%(c)	1.68	%(c)
Ratio of Net Investment Loss to Average Net Assets*	(0.32	)%(c)	(0.43	)%(c)
Portfolio Turnover	14%		2	%**

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	12.38	%(c)	15.60	%(c)
Ratio of Net Investment Loss to Average Net Assets	(10.77	)%(c)	(14.35	)%(c)

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)

Assumes reinvestment of all distributions for the period and does not include payment of the maximum CDSC of 5%, charged on certain redemptions made within one year of purchase and declining to 0% after the fifth year. If the sales charge was included, total return would be lower. This return includes combined Rule 12b-1 fees and service fees of up to 1% and does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

(c)	The Total Return, Ratio of Expenses to Average Net Assets and Ratio of Net Investment Loss to Average Net Assets reflect actual 12b-1 fees of less than 1% (See footnote 6).

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

			June 30, 2008
	Year Ended		(Commencement of
	August 31,		Operations) to
Class C Shares	2009		August 31, 2008

Net Asset Value, Beginning of the Period	$9.54		$10.00
Net Investment Loss (a)	0.00	(b)	0.00	(b)
Net Realized and Unrealized Loss	(1.50)		(0.46)
Total from Investment Operations	(1.50)		(0.46)
Less Distributions from Net Investment Income	0.08		-0-
Net Asset Value, End of the Period	$7.96		$9.54

Total Return* (c)	–15.40	%(d)	–4.60	%(d)**
Net Assets at End of the Period (In millions)	$0.2		$0.1
Ratio of Expenses to Average Net Assets*	1.48	%(d)	1.50	%(d)
Ratio of Net Investment Loss to Average Net Assets*	(0.01	)%(d)	(0.20	)%(d)
Portfolio Turnover	14%		2	%**

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	12.27	%(d)	15.79	%(d)
Ratio of Net Investment Loss to Average Net Assets	(10.80	)%(d)	(14.49	)%(d)

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)	Amount is less than $0.01 per share.

(c)

Assumes reinvestment of all distributions for the period and does not include payment of the maximum CDSC of 1%, charged on certain redemptions made within one year of purchase. If the sales charge was included, total return would be lower. This return includes combined Rule 12b-1 fees and service fees of up to 1% and does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

(d)	The Total Return, Ratio of Expenses to Average Net Assets and Ratio of Net Investment Loss to Average Net Assets reflect actual 12b-1 fees of less than 1% (See footnote 6).

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

		June 30, 2008
	Year Ended	(Commencement of
	August 31,	Operations) to
Class I Shares	2009	August 31, 2008

Net Asset Value, Beginning of the Period	$9.55	$10.00
Net Investment Income (a)	0.03	0.00 (b)
Net Realized and Unrealized Loss	(1.50)	(0.45)
Total from Investment Operations	(1.47)	(0.45)
Less Distributions from Net Investment Income	0.11	-0-
Net Asset Value, End of the Period	$7.97	$9.55

Total Return* (c)	–15.05%	–4.50%**
Net Assets at End of the Period (In millions)	$3.7	$4.4
Ratio of Expenses to Average Net Assets*	1.05%	1.05%
Ratio of Net Investment Income to Average Net Assets*	0.49%	0.20%
Portfolio Turnover	14%	2%**

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	11.78%	14.97%
Ratio of Net Investment Loss to Average Net Assets	(10.24)%	(13.72)%

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)	Amount is less than $0.01 per share.

(c)	Assumes reinvestment of all distributions for the period. This return does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the periods indicated.

			June 30, 2008
	Year Ended		(Commencement of
	August 31,		Operations) to
Class R Shares	2009		August 31, 2008

Net Asset Value, Beginning of the Period	$9.54		$10.00
Net Investment Loss (a)	(0.00	)(b)	(0.01)
Net Realized and Unrealized Loss	(1.50)		(0.45)
Total from Investment Operations	(1.50)		(0.46)
Less Distributions from Net Investment Income	0.09		-0-
Net Asset Value, End of the Period	$7.95		$9.54

Total Return* (c)	–15.43%		–4.60%**
Net Assets at End of the Period (In millions)	$0.1		$0.1
Ratio of Expenses to Average Net Assets*	1.55%		1.55%
Ratio of Net Investment Loss to Average Net Assets*	(0.02)%		(0.31)%
Portfolio Turnover	14%		2%**

* If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	12.28%	15.47%
Ratio of Net Investment Loss to Average Net Assets	(10.75)%	(14.23)%

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)	Amount is less than $0.01 per share.

(c)

Assumes reinvestment of all distributions for the period. This return includes combined Rule 12b-1 fees and service fees of up to 0.50% and does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

See Notes to Financial Statements

Van Kampen Core Growth Fund

Notes to Financial Statements • August 31, 2009

1. Significant Accounting Policies

Van Kampen Core Growth Fund (the “Fund”) is organized as a series of the Van Kampen Equity Trust II, a Delaware statutory trust, and is registered as a diversified, open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s investment objective is to seek long-term capital appreciation. The Fund invests primarily in equity securities of large capitalization companies. The Fund commenced investment operations on June 30, 2008. The Fund offers Class A Shares, Class B Shares, Class C Shares, Class I Shares and Class R Shares. Each class of shares differs by its initial sales load, contingent deferred sales charges, the allocation of class-specific expenses and voting rights on matters affecting a single class.

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. Security Valuation Investments in securities listed on a securities exchange are valued at their last sale price as of the close of such securities exchange. Equity securities traded on NASDAQ are valued at the NASDAQ Official Closing Price. Listed and unlisted securities for which the last sale price is not available are valued at the mean of the last reported bid and asked prices. For those securities where quotations or prices are not readily available, valuations are determined in accordance with procedures established in good faith by the Board of Trustees. Factors considered in making this determination may include, but are not limited to, information obtained by contacting the issuer, analysts, or the appropriate stock exchange (for exchange-traded securities), analysis of the issuer’s financial statements or other available documents and, if necessary, available information concerning other securities in similar circumstances. Most foreign markets close before the New York Stock Exchange (NYSE). Occasionally, developments that could affect the closing prices of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the foreign market on which the securities trade) and the close of business on the NYSE. If these developments are expected to materially affect the value of the securities, the valuations may be adjusted to reflect the estimated fair value as of the close of the NYSE, as determined in good faith under procedures established by the Board of Trustees. Short-term securities purchased with remaining maturities of 60 days or less are valued at amortized cost, which approximates fair value.

B. Fair Value Measurements The Fund adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157), effective September 1, 2008. In accordance with FAS 157, fair value is defined as the price that the Fund would receive to sell an investment or pay to transfer a liability in an orderly transaction with an independent buyer in the principal market, or in the absence of a principal market the most advantageous market for the investment or liability. FAS 157 establishes a three-tier hierarchy to distinguish between (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) inputs that

Van Kampen Core Growth Fund

Notes to Financial Statements • August 31, 2009 continued

reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances (unobservable inputs) and to establish classification of fair value measurements for disclosure purposes. Various inputs are used in determining the value of the Fund’s investments. The inputs are summarized in the three broad levels listed below.

Level 1—	quoted prices in active markets for identical investments
Level 2—	other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)
Level 3—	significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

C. Security Transactions Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.

The Fund may invest in repurchase agreements, which are short-term investments in which the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specified price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen Asset Management (the “Adviser”) or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due the Fund.

D. Income and Expenses Dividend income is recorded net of applicable withholding taxes on the ex-dividend date and interest income is recorded on an accrual basis. Income and expense are allocated on a pro rata basis to each class of shares, except for distribution and service fees and incremental transfer agency costs which are unique to each class of shares.

E. Federal Income Taxes It is the Fund’s policy to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no provision for federal income taxes is required. The Fund may be subject to taxes imposed by countries in which it invests. Such taxes are generally based on income earned or gains realized or repatriated. Taxes are accrued and applied to net investment income, net realized capital gains and net unrealized appreciation, as applicable, as the income is earned or capital gains are recorded. Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Management has concluded there are no significant uncertain tax positions that would require recognition in the financial statements. If applicable, the Fund recognizes interest accrued related to unrecognized tax benefits in “Interest Expense” and penalties in “Other” expenses on the Statement of Operations. The Fund files tax returns with the U.S. Internal Revenue Service,

Van Kampen Core Growth Fund

Notes to Financial Statements • August 31, 2009 continued

New York, and various states. Generally, each of the tax years in the two year period ended August 31, 2009, remains subject to examination by taxing authorities.

The Fund intends to utilize provisions of the federal income tax laws which allow it to carry a realized capital loss forward for eight years following the year of the loss and offset such losses against any future realized capital gains. At August 31, 2009, the Fund had an accumulated capital loss carry forward of $169,007, which will expire on August 31, 2017.

At August 31, 2009, the cost and related gross unrealized appreciation and depreciation were as follows:

Cost of investments for tax purposes	$5,758,744
Gross tax unrealized appreciation	$330,516
Gross tax unrealized depreciation	(1,024,883)
Net tax unrealized depreciation on investments	$(694,367)

F. Distribution of Income and Gains The Fund declares and pays dividends at least annually from net investment income and net realized gains, if any. Distributions from net realized gains for book purposes may include short-term capital gains, which are included as ordinary income for tax purposes. Distributions from the Fund are recorded on the ex-distribution date.

The tax character of distributions paid during the years ended August 31, 2009 and 2008 was as follows:

	2009	2008

Distributions paid from:
Ordinary income	$59,266	$-0-
Long-term capital gain	-0-	-0-
Return of Capital	-0-	-0-
	$59,266	$-0-

Permanent differences, primarily due to start up and organizational costs, net realized gains or losses on foreign currency transactions and the Fund’s investment in other regulated investment companies, resulted in the following reclassifications among the Fund’s components of net assets at August 31, 2009:

Accumulated Undistributed	Accumulated
Net Investment Income	Net Realized Loss	Capital

$21,059	$84	$(21,143)

As of August 31, 2009, the component of distributable earnings on a tax basis was as follows:

Undistributed ordinary income	$27,525

Net realized gains or losses may differ for financial reporting and tax purposes primarily as a result of post-October losses of $94,094, which are not recognized for tax purposes until

Van Kampen Core Growth Fund

Notes to Financial Statements • August 31, 2009 continued

the first day of the following fiscal year, and deferral of losses relating to wash sale transactions on August 31, 2009.

G. Foreign Currency Translation Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the mean of the quoted bid and asked prices of such currencies against the U.S. dollar. Purchases and sales of portfolio securities are translated at the rate of exchange prevailing when such securities were acquired or sold. Realized and unrealized gains and losses on securities resulting from changes in exchange rates are not segregated for financial reporting purposes from amounts arising from changes in the market prices of securities. Realized gains and losses on foreign currency transactions on the Statement of Operations includes the net realized amount from the sale of the foreign currency and the amount realized between trade date and settlement date on security transactions. Income and expenses are translated at rates prevailing when accrued.

H. Offering Costs Offering costs are amortized, on a straight-line basis, over a twelve month period.

I. Reporting Subsequent Events In accordance with the provisions set forth in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 165, Subsequent Events, adopted by the Fund as of August 31, 2009, management has evaluated the impact of any subsequent events through October 26, 2009, the date the financial statements were effectively issued. Management has determined that other than the event described in note 8 there are no material events or transactions that would effect the Fund’s financial statements or require disclosure in the Fund’s financial statements through this date.

2. Investment Advisory Agreement and Other Transactions with Affiliates

Under the terms of the Fund’s Investment Advisory Agreement, the Adviser provides investment advice and facilities to the Fund for an annual fee payable monthly as follows:

Average Daily Net Assets	% Per Annum

First $750 million	.75%
Next $750 million	.70%
Over $1.5 billion	.65%

The Fund’s Adviser is currently waiving or reimbursing all or a portion of the Fund’s advisory fees or other expenses. This resulted in net expense ratios of 1.30%, 1.93%, 1.48%, 1.05%, and 1.55% for Classes A, B, C, I, and R Shares, respectively. The fee waivers or expense reimbursements are voluntary and can be discontinued at any time. For the year ended August 31, 2009, the adviser waived or reimbursed approximately $431,000 of advisory fees or other expenses.

For the year ended August 31, 2009, the Fund recognized expenses of approximately $15,800 representing legal services provided by Skadden, Arps, Slate, Meagher & Flom LLP, of which a trustee of the Fund is a partner of such firm and he and his law firm provide legal services as legal counsel to the Fund.

Under separate Legal Services, Accounting Services and Chief Compliance Officer (CCO) Employment agreements, the Adviser provides accounting and legal services and the CCO provides compliance services to the Fund. The costs of these services are allocated to each

Van Kampen Core Growth Fund

Notes to Financial Statements • August 31, 2009 continued

fund. For the year ended August 31, 2009, the Fund recognized expenses of approximately $52,800 representing Van Kampen Investments Inc.’s or its affiliates’ (collectively “Van Kampen”) cost of providing accounting and legal services to the Fund, as well as the salary, benefits and related costs of the CCO and related support staff paid by Van Kampen. Services provided pursuant to the Legal Services agreement are reported as part of “Professional Fees” on the Statement of Operations. Services provided pursuant to the Accounting Services and CCO Employment agreement are reported as part of “Accounting and Administrative Expenses” expense on the Statement of Operations.

Van Kampen Investor Services Inc. (VKIS), an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the year ended August 31, 2009, the Fund recognized expenses of approximately $15,000 representing transfer agency fees paid to VKIS and its affiliates. Transfer agency fees are determined through negotiations with the Fund’s Board of Trustees.

Certain officers and trustees of the Fund are also officers and directors of Van Kampen. The Fund does not compensate its officers or trustees who are also officers of Van Kampen.

The Fund provides deferred compensation and retirement plans for its trustees who are not officers of Van Kampen. Under the deferred compensation plan, trustees may elect to defer all or a portion of their compensation. Amounts deferred are retained by the Fund and to the extent permitted by the 1940 Act, may be invested in the common shares of those funds selected by the trustees. Investments in such funds of approximately $7,200 are included in “Other” assets on the Statement of Assets and Liabilities at August 31, 2009. Appreciation/depreciation and distributions received from these investments are recorded with an offsetting increase/decrease in the deferred compensation obligation and do not affect the net asset value of the Fund. Benefits under the retirement plan are payable upon retirement for a ten-year period and are based upon each trustee’s years of service to the Fund. The maximum annual benefit per trustee under the plan is $2,500.

For the year ended August 31, 2009, Van Kampen, as Distributor for the Fund, received commissions on sales of the Fund’s Class A Shares of approximately $800 and no contingent deferred sales charges (CDSC) on redeemed shares. Sales charges do not represent expenses of the Fund.

At August 31, 2009, Morgan Stanley Investment Management, Inc., an affiliate of the Adviser, owned 10,000 shares of Class B, 10,000 shares of Class C, 460,000 shares of Class I, and 10,000 shares of Class R.

Van Kampen Core Growth Fund

Notes to Financial Statements • August 31, 2009 continued

3. Capital Transactions

For the year ended August 31, 2009 and the period ended August 31, 2008, transactions were as follows:

			For the Period
			June 30, 2008
	For The		(Commencement
	Year Ended		of Operations) to
	August 31, 2009		August 31, 2008.
	Shares	Value	Shares	Value
Sales:
Class A	108,093	$699,416	38,045	$378,720
Class B	27,963	182,561	10,000	100,000
Class C	18,308	147,448	15,456	151,336
Class I	-0-	-0-	460,000	4,600,000
Class R	-0-	-0-	10,000	100,000
Total Sales	154,364	$1,029,425	533,501	$5,330,056

Dividend Reinvestment:
Class A	801	$4,790	-0-	$-0-
Class B	61	368	-0-	-0-
Class C	201	1,210	-0-	-0-
Class I	-0-	-0-	-0-	-0-
Class R	-0-	-0-	-0-	-0-
Total Dividend Reinvestment	1,063	$6,368	-0-	$-0-

Repurchases:
Class A	(43,725)	$(268,353)	-0-	$-0-
Class B	(10,101)	(63,594)	-0-	-0-
Class C	(13,906)	(88,228)	-0-	-0-
Class I	-0-	-0-	-0-	-0-
Class R	-0-	-0-	-0-	-0-
Total Repurchases	(67,732)	$(420,175)	-0-	$-0-

4. Redemption Fee

Until November 3, 2008, the Fund assessed a 2% redemption fee on the proceeds of Fund shares that were redeemed (either by sale or exchange) within seven days of purchase. The redemption fee was paid directly to the Fund and allocated on a pro rata basis to each class of shares. For the year ended August 31, 2009, the Fund did not receive any redemption fees. Effective November 3, 2008, the redemption fee is no longer applied.

5. Investment Transactions

During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments, were $1,538,688 and $561,128, respectively.

Van Kampen Core Growth Fund

Notes to Financial Statements • August 31, 2009 continued

6. Distribution and Service Plans

Shares of the Fund are distributed by Van Kampen Funds Inc. (the “Distributor”), an affiliate of the Adviser. The Fund has adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act and a service plan (collectively, the “Plans”) for Class A Shares, Class B Shares, Class C Shares and Class R Shares to compensate the Distributor for the sale, distribution, shareholder servicing and maintenance of shareholder accounts for these shares. Under the Plans, the Fund will incur annual fees of up to .25% of Class A average daily net assets, up to 1.00% each of Class B and Class C average daily net assets and up to .50% of Class R average daily net assets. These fees are accrued daily and paid to the Distributor monthly.

The amount of distribution expenses incurred by the Distributor and not yet reimbursed (“unreimbursed receivable”) was approximately $500 and $0 for Class B and Class C Shares, respectively. These amounts may be recovered from future payments under the distribution plan or CDSC. To the extent the unreimbursed receivable has been fully recovered, the distribution fee is reduced.

7. Indemnifications

The Fund enters into contracts that contain a variety of indemnifications. The Fund’s maximum exposure under these arrangements is unknown. However, the Fund has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

8. Subsequent Event

On October 19, 2009, Morgan Stanley & Co., Inc., the parent company of Van Kampen Investments, Inc., announced that it has reached a definitive agreement to sell its retail asset management business to Invesco Ltd. The transaction includes a sale of the part of the asset management business that advises funds, including the Van Kampen family of funds. The transaction is subject to certain approvals and other conditions, and is currently expected to close in mid-2010.

Van Kampen Core Growth Fund

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Van Kampen Core Growth Fund

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Van Kampen Core Growth Fund (the Fund) (one of the portfolios constituting the Van Kampen Equity Trust II) as of August 31, 2009, and the related statement of operations for the year then ended, the statements of changes in net assets and the financial highlights for the year then ended and for the period from June 30, 2008 (commencement of operations) through August 31, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of August 31, 2009, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen Core Growth Fund of the Van Kampen Equity Trust II at August 31, 2009, the results of its operations for the year then ended, the changes in its net assets, and its financial highlights for the year then ended and for the period from June 30, 2008 (commencement of operations) through August 31, 2008, in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois

October 26, 2009

Van Kampen Core Growth Fund

Board of Trustees, Officers and Important Addresses

Board of Trustees
David C. Arch
Jerry D. Choate
Rod Dammeyer
Linda Hutton Heagy
R. Craig Kennedy
Howard J Kerr
Jack E. Nelson
Hugo F. Sonnenschein
Wayne W. Whalen* – Chairman
Suzanne H. Woolsey

Officers
Edward C. Wood III
President and Principal Executive Officer
Kevin Klingert
Vice President
Stefanie V. Chang Yu
Vice President and Secretary
John L. Sullivan
Chief Compliance Officer
Stuart N. Schuldt
Chief Financial Officer and Treasurer

Investment Adviser
Van Kampen Asset Management
522 Fifth Avenue
New York, New York 10036

Distributor
Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York 10036

Shareholder Servicing Agent
Van Kampen Investor Services Inc.
P.O. Box 219286
Kansas City, Missouri 64121-9286

Custodian
State Street Bank
and Trust Company
One Lincoln Street
Boston, Massachusetts 02111

Legal Counsel
Skadden, Arps, Slate,
Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606

Independent Registered
Public Accounting Firm
Ernst & Young LLP
233 South Wacker Drive
Chicago, Illinois 60606

(Unaudited)

For federal income tax purposes, the following information is furnished with respect to the distributions paid by the Fund during its taxable year ended August 31, 2009. For corporate shareholders 35% of the distributions qualify for the dividends received deduction. Certain dividends paid by the Fund may be subject to a maximum tax rate of 15%. The Fund intends to designate up to a maximum of $56,714 as taxed at a maximum of 15%. In January, the Fund provides tax information to shareholders for the preceding calendar year.

*     “Interested persons” of the Fund, as defined in the Investment Company Act of 1940, as amended.

Van Kampen Core Growth Fund

Trustees and Officers Information

The business and affairs of the Fund are managed under the direction of the Fund’s Board of Trustees and the Fund’s officers appointed by the Board of Trustees. The tables below list the trustees and executive officers of the Fund and their principal occupations during the last five years, other directorships held by trustees and their affiliations, if any, with Van Kampen Investments, the Adviser, the Distributor, Van Kampen Advisors Inc., Van Kampen Exchange Corp. and Investor Services. The term “Fund Complex” includes each of the investment companies advised by the Adviser as of the date of this Annual Report. Trustees serve until reaching their retirement age or until their successors are duly elected and qualified. Officers are annually elected by the trustees.

Independent Trustees:

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held With	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	by Trustee	Held by Trustee
David C. Arch (64) Blistex Inc. 1800 Swift Drive Oak Brook, IL 60523	Trustee	Trustee since 2008	Chairman and Chief Executive Officer of Blistex Inc., a consumer health care products manufacturer.	88

Trustee/Director/Managing General Partner of funds in the Fund Complex. Member of the Heartland Alliance Advisory Board, a nonprofit organization serving human needs based in Chicago. Board member of the Illinois Manufacturers’ Association. Member of the Board of Visitors, Institute for the Humanities, University of Michigan.

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held With	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	by Trustee	Held by Trustee
Jerry D. Choate (71) 33971 Selva Road Suite 130 Dana Point, CA 92629	Trustee	Trustee since 2008	Prior to January 1999, Chairman and Chief Executive Officer of the Allstate Corporation (“Allstate”) and Allstate Insurance Company. Prior to January 1995, President and Chief Executive Officer of Allstate. Prior to August 1994, various management positions at Allstate.	88	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of Amgen Inc., a biotechnological company, and Valero Energy Corporation, an independent refining company.

Rod Dammeyer (68) CAC, LLC, 4370 LaJolla Village Drive Suite 685 San Diego, CA 92122-1249	Trustee	Trustee since 2008	President of CAC, LLC, a private company offering capital investment and management advisory services.	88

Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of Quidel Corporation, Stericycle, Inc. Prior to May 2008, Trustee of The Scripps Research Institute. Prior to February 2008, Director of Ventana Medical Systems, Inc. Prior to April 2007, Director of GATX Corporation. Prior to April 2004, Director of TheraSense, Inc. Prior to January 2004, Director of TeleTech Holdings Inc. and Arris Group, Inc.

				Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held With	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	by Trustee	Held by Trustee
Linda Hutton Heagy† (61) 4939 South Greenwood Chicago, IL 60615	Trustee	Trustee since 2008	Prior to February 2008, Managing Partner of Heidrick & Struggles, an international executive search firm. Prior to 1997, Partner of Ray & Berndtson, Inc., an executive recruiting firm. Prior to 1995, Executive Vice President of ABN AMRO, N.A., a bank holding company. Prior to 1990, Executive Vice President of The Exchange National Bank.	88

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee on the University of Chicago Medical Center Board, Vice Chair of the Board of the YMCA of Metropolitan Chicago and a member of the Women’s Board of the University of Chicago.

R. Craig Kennedy (57) 1744 R Street, NW Washington, D.C. 20009	Trustee	Trustee since 2008	Director and President of the German Marshall Fund of the United States, an independent U.S. foundation created to deepen understanding, promote collaboration and stimulate exchanges of practical experience between Americans and Europeans. Formerly, advisor to the Dennis Trading Group Inc., a managed futures and option company that invests money for individuals and institutions. Prior to 1992, President and Chief Executive Officer, Director and member of the Investment Committee of the Joyce Foundation, a private foundation.	88	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of First Solar, Inc.

Howard J Kerr (73) 14 Huron Trace Galena, IL 61036	Trustee	Trustee since 2008	Prior to 1998, President and Chief Executive Officer of Pocklington Corporation, Inc., an investment holding company.	88	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of the Lake Forest Bank & Trust. Director of the Marrow Foundation.

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held With	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	by Trustee	Held by Trustee
Jack E. Nelson (73) 423 Country Club Drive Winter Park, FL 32789	Trustee	Trustee since 2008	President of Nelson Investment Planning Services, Inc., a financial planning company and registered investment adviser in the State of Florida. President of Nelson Ivest Brokerage Services Inc., a member of the Financial Industry Regulatory Authority (“FINRA”), Securities Investors Protection Corp. and the Municipal Securities Rulemaking Board. President of Nelson Sales and Services Corporation, a marketing and services company to support affiliated companies.	88	Trustee/Director/Managing General Partner of funds in the Fund Complex.

Hugo F. Sonnenschein (68) 1126 E. 59th Street Chicago, IL 60637	Trustee	Trustee since 2008	President Emeritus and Honorary Trustee of the University of Chicago and the Adam Smith Distinguished Service Professor in the Department of Economics at the University of Chicago. Prior to July 2000, President of the University of Chicago.	88

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee of the University of Rochester and a member of its investment committee. Member of the National Academy of Sciences, the American Philosophical Society and a fellow of the American Academy of Arts and Sciences.

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held With	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	by Trustee	Held by Trustee
Suzanne H. Woolsey, Ph.D. (67) 815 Cumberstone Road Harwood, MD 20776	Trustee	Trustee since 2008	Chief Communications Officer of the National Academy of Sciences/ National Research Council, an independent, federally chartered policy institution, from 2001 to November 2003 and Chief Operating Officer from 1993 to 2001. Prior to 1993, Executive Director of the Commission on Behavioral and Social Sciences and Education at the National Academy of Sciences/National Research Council. From 1980 through 1989, Partner of Coopers & Lybrand.	88

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee of Changing World Technologies, Inc., an energy manufacturing company, since July 2008. Director of Fluor Corp., an engineering, procurement and construction organization, since January 2004. Director of Intelligent Medical Devices, Inc., a symptom based diagnostic tool for physicians and clinical labs. Director of the Institute for Defense Analyses, a federally funded research and development center, Director of the German Marshall Fund of the United States, Director of the Rocky Mountain Institute of Technology and the Colorado College.

Interested Trustee*

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held With	Time	Principal Occupation(s)	Overseen	Other Directorships
of Interested Trustee	Fund	Served	During Past 5 Years	by Trustee	Held by Trustee
Wayne W. Whalen* (70) 155 North Wacker Drive Chicago, IL 60606	Trustee	Trustee since 2008	Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to funds in the Fund Complex.	88	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of the Abraham Lincoln Presidential Library Foundation.

†

As indicated above, prior to February 2008, Ms. Heagy was an employee of Heidrick and Struggles, an international executive search firm (“Heidrick”). Heidrick has been (and may continue to be) engaged by Morgan Stanley from time to time to perform executive searches. Such searches have been done by professionals at Heidrick without any involvement by Ms. Heagy. Ethical wall procedures exist to ensure that Ms. Heagy will not have any involvement with any searches performed by Heidrick for Morgan Stanley. Ms. Heagy does not receive any compensation, directly or indirectly, for searches performed by Heidrick for Morgan Stanley.

*

Mr. Whalen is an “interested person” (within the meaning of Section 2(a)(19) of the 1940 Act) of certain funds in the Fund Complex by reason of he and his firm currently providing legal services as legal counsel to such funds in the Fund Complex.

Officers:

Term of
Office and
	Position(s)	Length of
Name, Age and	Held With	Time	Principal Occupation(s)
Address of Officer	Fund	Served	During Past 5 Years
Edward C. Wood III (53) 1 Parkview Plaza — Suite 100 Oakbrook Terrace, IL 60181	President and Principal Executive Officer	Officer since 2008

President and Principal Executive Officer of funds in the Fund Complex since November 2008. Managing Director of Van Kampen Investments Inc., the Adviser, the Distributor, Van Kampen Advisors Inc. and Van Kampen Exchange Corp. since December 2003. Chief Administrative Officer of the Adviser, Van Kampen Advisors Inc. and Van Kampen Exchange Corp. since December 2002. Chief Operating Officer of the Distributor since December 2002. Director of Van Kampen Advisors Inc., the Distributor and Van Kampen Exchange Corp. since March 2004. Director of the Adviser since August 2008. Director of Van Kampen Investments Inc. and Van Kampen Investor Services Inc. since June 2008. Previously, Director of the Adviser and Van Kampen Investments Inc. from March 2004 to January 2005 and Chief Administrative Officer of Van Kampen Investments Inc. from 2002 to 2009.

Kevin Klingert (47) 522 Fifth Avenue New York, NY 10036	Vice President	Officer since 2008

Vice President of funds in the Fund Complex since May 2008. Global Head, Chief Operating Officer and acting Chief Investment Officer of the Fixed Income Group of Morgan Stanley Investment Management Inc. since April 2008. Head of Global Liquidity Portfolio Management and co-Head of Liquidity Credit Research of Morgan Stanley Investment Management since December 2007. Managing Director of Morgan Stanley Investment Management Inc. from December 2007 to March 2008. Previously, Managing Director on the Management Committee and head of Municipal Portfolio Management and Liquidity at BlackRock from October 1991 to January 2007.

Stefanie V. Chang Yu (42) 522 Fifth Avenue New York, NY 10036	Vice President and Secretary	Officer since 2008	Managing Director of Morgan Stanley Investment Management Inc. Vice President and Secretary of funds in the Fund Complex.

John L. Sullivan (54) 1 Parkview Plaza — Suite 100 Oakbrook Terrace, IL 60181	Chief Compliance Officer	Officer since 2008

Chief Compliance Officer of funds in the Fund Complex since August 2004. Prior to August 2004, Director and Managing Director of Van Kampen Investments, the Adviser, Van Kampen Advisors Inc. and certain other subsidiaries of Van Kampen Investments, Vice President, Chief Financial Officer and Treasurer of funds in the Fund Complex and head of Fund Accounting for Morgan Stanley Investment Management Inc. Prior to December 2002, Executive Director of Van Kampen Investments, the Adviser and Van Kampen Advisors Inc.

Term of
Office and
	Position(s)	Length of
Name, Age and	Held With	Time	Principal Occupation(s)
Address of Officer	Fund	Served	During Past 5 Years
Stuart N. Schuldt (47) 1 Parkview Plaza — Suite 100 Oakbrook Terrace, IL 60181	Chief Financial Officer and Treasurer	Officer since 2008

Executive Director of Morgan Stanley Investment Management Inc. since June 2007. Chief Financial Officer and Treasurer of funds in the Fund Complex since June 2007. Prior to June 2007, Senior Vice President of Northern Trust Company, Treasurer and Principal Financial Officer for Northern Trust U.S. mutual fund complex.

Your Notes

Van Kampen Core Growth Fund

An Important Notice Concerning Our U.S. Privacy Policy

We are required by federal law to provide you with a copy of our privacy policy (“Policy”) annually.

This Policy applies to current and former individual clients of Van Kampen Funds Inc., and Van Kampen Investor Services Inc., as well as current and former individual investors in Van Kampen mutual funds and related companies.

This Policy is not applicable to partnerships, corporations, trusts or other non-individual clients or account holders, nor is this Policy applicable to individuals who are either beneficiaries of a trust for which we serve as trustee or participants in an employee benefit plan administered or advised by us. This Policy is, however, applicable to individuals who select us to be a custodian of securities or assets in individual retirement accounts, 401(k) accounts, 529 Educational Savings Accounts, accounts subject to the Uniform Gifts to Minors Act, or similar accounts. We may amend this Policy at any time, and will inform you of any changes to this Policy as required by law.

We Respect Your Privacy

We appreciate that you have provided us with your personal financial information and understand your concerns about safeguarding such information. We strive to maintain the privacy of such information while we help you achieve your financial objectives. This Policy describes what nonpublic personal information we collect about you, how we collect it, when we may share it with others, and how others may use it. It discusses the steps you may take to limit our sharing of information about you with affiliated Van Kampen companies (“affiliated companies”). It also discloses how you may limit our affiliates’ use of shared information for marketing purposes. Throughout this Policy, we refer to the nonpublic information that personally identifies you or your accounts as “personal information.”

1. What Personal Information Do We Collect About You?

To better serve you and manage our business, it is important that we collect and maintain accurate information about you. We obtain this information from applications and other forms you submit to us, from your dealings with us, from consumer reporting agencies, from our websites and from third parties and other sources. For example:

•                  We collect information such as your name, address, e-mail address, telephone/fax numbers, assets, income and investment objectives through application forms you submit to us.

(continued on next page)

•                  We may obtain information about account balances, your use of account(s) and the types of products and services you prefer to receive from us through your dealings and transactions with us and other sources.

•                  We may obtain information about your creditworthiness and credit history from consumer reporting agencies.

•                  We may collect background information from and through third-party vendors to verify representations you have made and to comply with various regulatory requirements.

•                  If you interact with us through our public and private Web sites, we may collect information that you provide directly through online communications (such as an e-mail address). We may also collect information about your Internet service provider, your domain name, your computer’s operating system and Web browser, your use of our Web sites and your product and service preferences, through the use of “cookies.” “Cookies” recognize your computer each time you return to one of our sites, and help to improve our sites’ content and personalize your experience on our sites by, for example, suggesting offerings that may interest you. Please consult the Terms of Use of these sites for more details on our use of cookies.

2. When Do We Disclose Personal Information We Collect About You?

To provide you with the products and services you request, to better serve you, to manage our business and as otherwise required or permitted by law, we may disclose personal information we collect about you to other affiliated companies and to nonaffiliated third parties.

a. Information We Disclose to Our Affiliated Companies. In order to manage your account(s) effectively, including servicing and processing your transactions, to let you know about products and services offered by us and affiliated companies, to manage our business, and as otherwise required or permitted by law, we may disclose personal information about you to other affiliated companies. Offers for products and services from affiliated companies are developed under conditions designed to safeguard your personal information.

b. Information We Disclose to Third Parties. We do not disclose personal information that we collect about you to nonaffiliated third parties except to enable them to provide marketing services on our behalf, to perform joint marketing agreements with other financial institutions, and as otherwise required or permitted by law. For example, some instances where we may disclose information about you to third

(continued on next page)

parties include: for servicing and processing transactions, to offer our own products and services, to protect against fraud, for institutional risk control, to respond to judicial process or to perform services on our behalf. When we share personal information with a nonaffiliated third party, they are required to limit their use of personal information about you to the particular purpose for which it was shared and they are not allowed to share personal information about you with others except to fulfill that limited purpose or as may be required by law.

3. How Do We Protect The Security and Confidentiality Of Personal Information We Collect About You?

We maintain physical, electronic and procedural security measures to help safeguard the personal information we collect about you. We have internal policies governing the proper handling of client information. Third parties that provide support or marketing services on our behalf may also receive personal information about you, and we require them to adhere to confidentiality standards with respect to such information.

4. How Can You Limit Our Sharing Of Certain Personal Information About You With Our Affiliated Companies For Eligibility Determination?

We respect your privacy and offer you choices as to whether we share with our affiliated companies personal information that was collected to determine your eligibility for products and services such as credit reports and other information that you have provided to us or that we may obtain from third parties (“eligibility information”). Please note that, even if you direct us not to share certain eligibility information with our affiliated companies, we may still share your personal information, including eligibility information, with those companies under circumstances that are permitted under applicable law, such as to process transactions or to service your account. We may also share certain other types of personal information with affiliated companies—such as your name, address, telephone number, e-mail address and account number(s), and information about your transactions and experiences with us.

5. How Can You Limit the Use of Certain Personal Information About You by our Affiliated Companies for Marketing?

You may limit our affiliated companies from using certain personal information about you that we may share with them for marketing their products or services to you. This information includes our transactions and other experiences with you such as your

(continued on next page)

assets and account history. Please note that, even if you choose to limit our affiliated companies from using certain personal information about you that we may share with them for marketing their products and services to you, we may still share such personal information about you with them, including our transactions and experiences with you, for other purposes as permitted under applicable law.

6. How Can You Send Us an Opt-Out Instruction?

If you wish to limit our sharing of certain personal information about you with our affiliated companies for “eligibility purposes” and for our affiliated companies’ use in marketing products and services to you as described in this notice, you may do so by:

•                  Calling us at (800) 847-2424
Monday-Friday between 8 a.m. and 8 p.m. (EST)

•                  Writing to us at the following address:
Van Kampen Privacy Department
Harborside Financial Center, Plaza Two, 3rd Floor
Jersey City, NJ 07311

If you choose to write to us, your written request should include: your name, address, telephone number and account number(s) to which the opt-out applies and should not be sent with any other correspondence. In order to process your request, we require that the request be provided by you directly and not through a third party. Once you have informed us about your privacy preferences, your opt-out preference will remain in effect with respect to this Policy (as it may be amended) until you notify us otherwise. If you are a joint account owner, we will accept instructions from any one of you and apply those instructions to the entire account. Please allow approximately 30 days from our receipt of your opt-out for your instructions to become effective.

Please understand that if you opt-out, you and any joint account holders may not receive certain Van Kampen or our affiliated companies’ products and services that could help you manage your financial resources and achieve your investment objectives.

If you have more than one account with us or our affiliates, you may receive multiple privacy policies from us, and would need to follow the directions stated in each particular policy for each account you have with us.

(continued on back)

SPECIAL NOTICE TO RESIDENTS OF VERMONT

This section supplements our Policy with respect to our individual clients who have a Vermont address and supersedes anything to the contrary in the above Policy with respect to those clients only.

The State of Vermont requires financial institutions to obtain your consent prior to sharing personal information that they collect about you with affiliated companies and nonaffiliated third parties other than in certain limited circumstances. Except as permitted by law, we will not share personal information we collect about you with nonaffiliated third parties or other affiliated companies unless you provide us with your written consent to share such information (“opt-in”).

If you wish to receive offers for investment products and services offered by or through other affiliated companies, please notify us in writing at the following address:

Van Kampen Privacy Department
Harborside Financial Center, Plaza Two, 3rd Floor
Jersey City, NJ 07311

Your authorization should include: your name, address, telephone number and account number(s) to which the opt-in applies and should not be sent with any other correspondence. In order to process your authorization, we require that the authorization be provided by you directly and not through a third-party.

The Statement of Additional Information includes additional information about Fund trustees and is available, without charge, upon request by calling 1-800-847-2424.

Van Kampen Funds Inc.

522 Fifth Avenue

New York, New York 10036

www.vankampen.com

Copyright ©2009 Van Kampen Funds Inc.

All rights reserved. Member FINRA/SIPC

156, 256, 315, 626, 515

CGANN 10/09

IU09-04386P-Y08/09